Westway Group, Inc. Appoints

Head of Corporate Business Development

New Orleans, Louisiana, June 7, 2011 - Westway Group, Inc. (NASDAQ: WWAY) ("Westway" or the "Company") today announced the appointment of Robert H. Lewis as Senior Vice President of Corporate Business Development. In this new role at Westway, Mr. Lewis will be responsible for the identification, evaluation and execution of strategic growth opportunities for the Company's liquid feed and liquid storage subsidiaries as well as other strategic expansions. Mr. Lewis will report to the Chief Executive Officer James Jenkins.

Mr. Lewis has extensive experience both in consulting and in corporate management. He worked for a number of years with a big four consulting firm with significant responsibilities in merger and acquisition services as well as various increasing senior managerial roles in a global aviation and fuels firm. He is a graduate of the United States Naval Academy and holds an MBA from Columbia University in New York.

Jim Jenkins stated that "We are looking forward to the contributions that Rob Lewis will make to our team, and his appointment is indicative of our commitment to growing Westway in the future."

About Westway Group, Inc. Westway is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.

Contact: Thomas A. Masilla, Jr.

Chief Financial Officer

504-636-4245